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Exhibit 5.2

ELLENOFF GROSSMAN & SCHOLE LLP
1345 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10105
TELEPHONE: (212) 370-1300
FACSIMILE: (212) 370-7889
www.egsllp.com

April 17, 2017

Daseke, Inc.
15455 Dallas Parkway, Suite 440
Addison, Texas 75001

  Re: Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Daseke, Inc., a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-3 (Registration No. 333-216854) (as it may be amended from time to time, the "Registration Statement") initially filed on March 21, 2017 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act") relating to:

  (i)
  the issuance by the Company of up to 17,520,332 shares of common stock, par value $0.0001 per share (the "Common Stock"), which consist of (a) 9,979,954 shares that may be issued upon the exercise of 19,959,908 warrants (the "Public Warrants") originally sold as part of units in the Company's initial public offering (the "IPO") and (b) 7,540,378 shares that may be issued upon the exercise of 15,080,756 warrants originally issued to Hennessy Capital Partners II LLC (the "HCAC Sponsor") in a private placement that closed simultaneously with the consummation of the IPO (the "Private Placement Warrants" and, together with the Public Warrants, the "Warrants"), and

  (ii)
  the offer and sale, from time to time, by the Selling Securityholders (as defined in the Registration Statement) of an aggregate of 55,443,935 shares of Common Stock, 15,080,756 Private Placement Warrants and 650,000 shares of the Company's 7.625% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock"). The shares of Common Stock being registered for sale by the Selling Securityholders consist of (1) 26,665,330 shares that were issued in a private placement as consideration to the former stockholders of Daseke Companies, Inc. (f/k/a Daseke, Inc.) upon the consummation of the Company's recent business combination, (2) 2,288,043 shares, which were originally issued to the HCAC Sponsor in a private placement prior to the closing of the IPO (440,000 of which were subsequently transferred to former independent directors and officers and an advisor of Hennessy Capital Acquisition Corp II, and the remaining 1,848,043 of which were subsequently distributed on a pro rata basis to the HCAC Sponsor's members or their permitted transferees) (the "Founder Shares"), (3) 419,669 shares that were issued to D. E. Shaw Valence Portfolios, L.L.C., Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., Blackwell Partners, LLC, Series A, Pine River Master Fund Ltd. and Sunrise Partners Limited Partnership in a private placement that closed concurrently with the consummation of the Company's recent business combination, (4) 5,652,171 shares that may be issued upon conversion of the outstanding Series A Preferred Stock (assuming a conversion price of $11.50 per share), (5) 2,898,390 shares issuable over the next five years if the Company pays all dividends on its Series A Preferred Stock in shares of Common Stock (assuming a constant market price of the Common Stock of $9.00 per share), and (6) 9,979,954 shares that may be issued upon the exercise of the Public Warrants and

    7,540,378 shares that may be issued upon the exercise of the Private Placement Warrants (collectively, the "Warrant Shares").

        In connection with this opinion, we have examined such documents as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth below. In addition, we have reviewed such questions of law as we considered necessary or appropriate. As to matters of fact relevant to the opinions expressed below, and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

        For purposes of rendering the opinions set forth below, we have made the following assumptions: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness shall not have been terminated or rescinded; (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (iii) each person signing the documents that we reviewed has the legal capacity and authority to do so; (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; (v) all resolutions previously adopted by the board of directors of the Company have not been rescinded and remain in full force and effect; (vi) all securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, if any; and (vii) at the time of the issuance of any Warrant Shares, (a) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of formation, (b) the Company will have the necessary organizational power and authority to issue the Warrant Shares, and (c) the Company will have made available for issuance such number of Warrant Shares.

        Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that: (x) the Founder Shares have been duly authorized and are validly issued, fully paid and non-assessable; (y) the Warrant Shares have been duly authorized, and when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable and (z) the Warrants are binding obligations of the Company.

        Our opinion is qualified in the following respects: (i) our opinions herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and, as to the Warrants constituting legally binding obligations of the Company, solely with respect to the laws of the State of New York, and we do not express any opinion as to the applicability of, or the effect thereon, of the laws of any other jurisdiction; (ii) we express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom; and (iii) our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Ellenoff Grossman & Schole LLP in the prospectus forming a part of the Registration Statement under the caption "Validity of Securities." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Ellenoff Grossman & Schole LLP

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  Exhibit 5.2
ELLENOFF GROSSMAN & SCHOLE LLP 1345 AVENUE OF THE AMERICAS NEW YORK, NEW YORK 10105 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com